Exhibit 21.1

Entity Name	Jurisdiction
Alliance Laundry Holdings LLC	United States
Alliance Laundry Systems LLC	United States
Alliance Distribution Holdings Inc.	United States
Alliance Laundry Systems Distribution LLC	United States
Alliance DO Brasil Maquinas De Lavanderia Ltda.	Brazil
Alliance Laundry Holding S.a.r.l.	Luxembourg
Alliance Laundry CE s.r.o.	Czech Republic
Alliance Laundry Italy S.R.L.	Italy
Alliance Laundry (Netherlands) B.V.	Netherlands
Alliance Laundry BV	Belgium
Alliance Laundry Hong Kong Limited	Hong Kong
Alliance Laundry Equipment (Guangzhou) Ltd.	China
Alliance Laundry Systems Spain S.L.	Spain
Alliance Laundry France E.U.R.L.	France
Alliance Laundry Germany GmbH	Germany
Alliance Laundry Finance Ltd.	United Kingdom
Alliance Laundry SEA Pte. Ltd.	Singapore
Speed Queen Laundry Co Ltd.	China
Speed Queen Laundry (Thailand) Company Limited	Thailand
Alliance Laundry (Thailand) Company Limited	Thailand
Alliance Laundry Trade Receivables LLC	United States
Speed Queen Laundry LLC	United States
Speed Queen Laundry Franchise LLC	United States
Speed Queen Laundry Stores LLC	United States
Alliance Laundry Equipment Receivables 2015 LLC	United States
Alliance Laundry Equipment Receivables Trust 2015-A	United States